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                                                                   EXHIBIT 10.11

        AMENDMENT TO THE AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

                   This Amendment (the "Amendment") to the Amended and Restated Change in Control Agreement dated October 26, 2000 (the "Agreement") between OSCA, Inc., a Delaware corporation (the "Company"), together with any of its subsidiaries or successors in interest, including a successor in a Change in Control (as defined in the Agreement), (the "Employer"), and __________________ (the "Executive") is made as of _____________, 2001.

                   WHEREAS, the parties desire to amend the Agreement changing the definition of "Annual Compensation" and adding a provision requiring to Employer to pay certain legal fees incurred by the Executive pertaining to this Agreement.

                   NOW THEREFORE, for and in good and valuable consideration, the receipt of which is hereby acknowledged, the changes to the Change in Control Agreement are in effect effective August 29, 2001 as follows:

         1. The current Agreement defines Annual Compensation as follows:
Section 3. Certain Definitions, (a) "Annual Compensation" currently states: (a) "Annual Compensation" means Executive's annual base salary as in effect immediately prior to the Change in Control, plus an amount equal to all other amounts paid to Executive as wages, bonuses, commissions, profit sharing or other cash compensation for services rendered during the twelve month period immediately prior to the Change in Control.

                  By this Amendment Section 3. Certain Definitions, (a) "Annual Compensation" is replaced by the following provision:

                  (a) "Annual Compensation" means Executive's annual base salary, plus bonus, deferred bonus, 401(K) contributions matched by the Company, profit sharing contributions, make whole payments regarding 401(K) and profit sharing contributions, plus payments made under the executive car program and an amount equal to all other amounts paid to Executive as wages, and other cash compensation for services rendered on an annualized basis. For purposes of calculating an Executive's Annual Compensation, the calculation shall include the highest amount for each category stated above paid by the Company to the Executive for the last three years.

         2. In addition, a new paragraph, Section 11 Legal Fees, is added as follows:

                  "11. Legal Fees. If after a Change in Control, the Executive institutes any legal action in seeking to obtain or enforce or is required to defend in any legal action the validity or enforceability of any right or benefit provided by this Agreement, the Company shall pay for all actual legal fees and expenses reasonably incurred (as incurred) by such Executive, regardless of the outcome of such action."


         In WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement effective as of the date first written above. All other terms and conditions of your Agreement remain unchanged.

         OSCA, Inc.


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         Executive:


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         Agreed and accepted